Exhibit 10.37

EMPLOYEE RESTRICTED STOCK PURCHASE AGREEMENT

This Employee Restricted Stock Purchase Agreement (the “Agreement”) is made as of the 3rd day of November, 2010, by and between GrubHub, Inc., a Delaware corporation (the “Corporation”), and Michael Evans (“Employee”).

Whereas, in connection with his services to and/or employment with the Corporation, the Employee desires to purchase and the Corporation desires to sell restricted common stock of the Corporation subject to the terms and conditions of this Agreement, any stockholders’ agreement to which the Employee and the Corporation are parties and the reverse vesting, repurchase and forfeiture provisions and other similar terms pursuant to the terms herein or therein.

NOW THEREFORE, in consideration of the mutual covenants and representations set forth herein, the Corporation and Employee agree as follows:

1. Purchase and Sale of Stock. The Corporation hereby agrees to sell to Employee and Employee agrees to purchase from the Corporation, Seven Hundred Twenty-Seven Thousand Five Hundred Forty-Six (727,546) shares of the Corporation’s Common Stock (the “Stock”) for the purchase price of $ .39 per share (“Purchase Price”). The Purchase Price for the Stock shall be paid as provided under the terms of a promissory note from Employee to Corporation (the “Note”) in the form attached hereto as Exhibit A.

2. Payment of Purchase Price. Employee shall deliver to the Corporation the Note for the aggregate Purchase Price, bearing interest at a rate of 4% per annum, and payable pursuant to the terms of the Note. Stock certificates representing the Stock purchased pursuant to this Agreement shall be issued by the Corporation in the name of the Employee. Until the expiration of the Repurchase Option Periods (as provided in Section 3 below), the Corporation shall hold the certificates representing the Stock. Upon the expiration of each Repurchase Option Period, the Corporation shall deliver to the Employee a stock certificate representing that portion of purchased Stock as to which the Repurchase Option period has expired.

3. Repurchase Option.

(a) For purposes of this Section 3, “Repurchase Shares’’ means the shares which the Corporation may purchase due to Termination (as defined herein) of the Employee’s employment.

(b) Upon termination of Employee’s employment with the Corporation, for any reason, or no reason, with or without cause, including involuntary termination, death or temporary or permanent disability (the “Termination”), the Corporation shall have the right to repurchase Employee’s Stock from Employee or Employee’s personal representative (“Repurchase Option”), in accordance with the schedule attached hereto as Exhibit B (“Repurchase Option Periods”):

(c) The Corporation at its sole election may, at any time within 90 days after Termination during any Repurchase Option Period, notify Employee or Employee’s personal representative by written notice as to whether it wishes to repurchase the Repurchase Shares pursuant to exercise of the Repurchase Option (on the terms provided herein). If the Corporation

(or its assignee) elects to purchase the Repurchase Shares hereunder, it shall set a date for the closing of the transaction at a place and time specified by the Corporation, or, at Corporation’s option, such closing may be consummated by mail. At such closing, the Corporation (or its assignee) shall tender payment for the Repurchase Shares and the certificates representing the Repurchase Shares so purchased shall be cancelled. The Corporation may acquire all of the Repurchase Shares at the price per share paid to the Corporation by the Employee (“Repurchase Price”). At the Corporation’s sole election, such Repurchase Price may be made by execution and delivery of a promissory note in the amount of the Repurchase Price, bearing interest at a rate of eight percent (8%) per annum, and payable in equal monthly installments over a term of five years or paid in cash or by offset against any indebtedness owing to the Corporation by Employee, or by any combination thereof. Employee expressly acknowledges that this Section 3 shall be interpreted to require the sale of any interest in the Stock in the event of Termination.

(d) Employee shall retain all voting rights in the Stock unless and until they are repurchased by the Corporation pursuant to this Section 3.

(e) Any abbreviation of the Corporation’s Repurchase Option Periods shall require unanimous approval by the Board of Directors of the Corporation.

4. Stock Splits, etc. If from time to time during the term of this Agreement:

(a) There is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Corporation; or

(b) There is any consolidation, merger or sale of all. or substantially all, of the assets of the Corporation;

then, in such event, any and all new. substituted or additional securities or other property to which Employee is entitled by reason of his ownership of Stock shall be immediately subject to this Agreement and be included in the word “Stock” for all purposes with the same force and effect as the Stock presently subject to the Repurchase Option, right of first refusal and other terms of this Agreement and the other agreements to which the Employee and Corporation are parties. While the aggregate price shall remain the same after each such event, the price per share upon exercise of the Repurchase Option shall be appropriately adjusted.

5. Restriction on Transfer; Right of First Refusal.

(a) The provisions of this Section shall apply in addition to similar provisions of any stockholders’ agreement to which the Employee and the Corporation are parties.

(b) Employee shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Stock which remain subject to any Repurchase Option.

(c) Before any shares of Stock registered in the name of Employee that are no longer subject to the Repurchase Option may be sold or transferred (including transfer by operation of law), such shares of Stock shall first be offered to the Corporation in accordance with the following terms and conditions:

(i) The Employee shall deliver a notice (the “Notice”) to the Corporation stating (A) his or her bona fide intention to sell or transfer such shares of Stock, (B) the number of such shares of Stock to be sold or transferred, (C) the price for which he proposes to sell or transfer such shares of Stock, and (D) the name of the proposed purchaser or transferee.

(ii) Within sixty (60) days after receipt of the Notice, the Corporation or its assignee may elect to purchase any or all shares of Stock to which the Notice refers, at the price per share specified in the Notice.

(iii) If all of the shares of Stock to which the Notice refers are not elected to be purchased as provided in subparagraph 5(b)(ii) hereof, the Employee may sell the remaining shares of Stock to any person named in the Notice at the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within 90 days of the date of said Notice to the Corporation, and, provided further, that any such sale is in accordance with all the terms and conditions hereof.

The provisions of subparagraph 5(b) shall terminate on (i) the effective date of a registration statement filed by the Corporation under the Securities Act of 1933, as amended (the “Act”), with respect to an underwritten public offering of securities in the Corporation or (ii) the closing date of a sale of assets or merger of the Corporation pursuant to which stockholders of this Corporation receive stock of a buyer whose shares are publicly traded. The provisions of this Section 5 shall not apply to a transfer of any Stock by Employee, either during his or her lifetime or on death by will or intestacy to his or her ancestors, descendants or spouse, or any custodian or trustee for the account of Employee or Employee’s ancestors, descendants or spouse, provided, in each such case, a transferee shall receive and hold such shares of Stock subject to the provisions of this Section 5 and there shall be no further transfer of such shares in accordance herewith.

The Corporation shall not be required (i) to transfer on its books any Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or the Stockholder’s Agreement or (ii) to treat as owner of such shares of Stock or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares of Stock shall have been so transferred.

6. Legends. All certificates representing any of the Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN EMPLOYEE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER. THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

(b) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) Any additional legend required to be placed thereon by applicable federal and state securities laws or as otherwise required by the Corporation.

7. Employee’s Representations. In connection with the Purchase Right, the Employee hereby represents and warrants to the Corporation as follows:

(a) Investment Intent; Capacity to Protect Interests. The Employee is purchasing the Stock solely for Employee’s own account for investment and not with a view to or for sale in connection with any distribution of the Stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof in any transaction other than a transaction exempt from registration under the Act. The Employee also represents that the entire legal and beneficial interests of the Stock is being purchased, and will be held, for the Employee’s account only, and neither in whole nor in part for any other person. Employee either has a preexisting business or personal relationship with the Corporation or its officers, directors or controlling persons, or, by reason of Employee’s business or financial experience or the business or financial experience of Employee’s professional advisors who are unaffiliated with and who are not compensated by the Corporation or any affiliate or selling agent of the Corporation, directly or indirectly, is reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Corporation and to protect Employee’s own interests in connection with this transaction.

(b) Residence. The Employee’s principal residence and location is within the state that appears in the address indicated beneath the Employee’s signature below.

(c) Information Concerning Corporation. The Employee has heretofore discussed the Corporation and its plans, operations and financial condition with the Corporation’s officers and has heretofore received all such information as the Employee has deemed necessary and appropriate to enable the Employee to evaluate the financial risk inherent in making an investment in the Stock, and the Employee has received satisfactory and complete information concerning the business and financial condition of the Corporation in response to all inquiries in respect thereof. Employee also acknowledges that in his employment role with the Corporation he has access to significant information regarding the Corporation.

(d) Economic Risk. The Employee realizes that the purchase of the Stock will be a highly speculative investment and involves a high degree of risk, and the Employee is able, without impairing the Employee’s financial condition, to hold the Stock for an indefinite period of time and suffer a complete loss on the Employee’s investment. Employee understands that there are risks related to the purchase of the Stock.

(e) Restricted Securities. The Employee understands and acknowledges that:

(i) the sale of the Stock has not been registered under the Securities Act of 1933, as amended (the “Act”), the Stock must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Corporation is under no obligation to register the Stock;

(ii) the Stock certificate representing the Stock will be stamped with the legends specified in Section 5 hereof and any other additional legends as may be prescribed by the Corporation’s Bylaws or as otherwise required by law; and

(iii) the Corporation will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f) Disposition of the Stock. The Employee is familiar with the provisions of Rules 701 and 144, each promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a nonpublic offering, subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of purchase, such issuance will be exempt from registration under the Act. In the event the Corporation later becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. as amended (the “Exchange Act”), the securities exempt under Rule 701 may be resold ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144, including among other things: (1) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as that term is defined under the Exchange Act); and (2), in the case of an affiliate, the availability of certain public information about the Corporation, and the amount of securities being sold during any three-month period not exceeding the limitations specified in Rule 144(e), if applicable.

The Employee understands that, in the event that the Corporation does not qualify under Rule 701 at the time of purchase, then the securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (1) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a nonaffiliate who has held the securities less than two years, (2) the availability of certain public information about the Corporation, (3) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as that term is defined under the Exchange Act), and (4) the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein, if applicable.

(g) Further Limitations on Disposition. Without in any way limiting Employee’s representations set forth above, the Employee further agrees that he or she shall in no event make any disposition of all or any portion of the Stock unless and until:

(i) (A) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or (B)(1) the Employee shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition, (2) the Employee shall have furnished the Corporation with an opinion of the Employee’s counsel to the effect that such disposition will not require registration of such shares under the Act, and (3) such opinion of the Employee’s counsel shall have been concurred in by counsel for the Corporation and the Corporation shall have advised the Employee of such concurrence; and,

(ii) The shares of Stock proposed to be transferred are no longer subject to the Repurchase Option described in Section 3 hereof.

(h) Valuation of Securities. The Employee understands that the Stock has been valued in the good faith determination of the Board of Directors of the Corporation, but the Board of Directors and the Corporation make no representation that the valuation bears a commensurate relationship to the Corporation’s assets, book value, potential earnings or any other criteria of value; the Employee further understands that the Corporation can give no assurances that such price is in fact the fair market value of the Stock and that it is possible that, with the benefit of hindsight, the Internal Revenue Service (“IRS”) would successfully assert that the value of the Stock on the date of purchase is greater than so determined.

If the IRS were to succeed in a tax determination that the Stock received had value greater than that upon which the transaction was based, the additional value would constitute ordinary income as of the date of its receipt. The additional taxes (and interest and penalties) due would be payable by the Employee, and there is no provision for the Corporation to reimburse the Employee for that tax liability, and the Employee assumes all responsibility for such potential tax liability. Among other things, in the event such additional value would represent more than 25 percent of the Employee’s gross income for the year in which the value of the Stock were taxable, the IRS would have six years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess the Employee the additional tax and interest which would then be due.

The Corporation would have the benefit, in any such transaction, if a determination was made prior to the three-year statute of limitations period affecting the Corporation, of an increase in its deduction for compensation paid, which would offset its operating profits, or, if not profitable, would create a net operating loss carry forward arising from operations in that year.

(i) Section 83(b) Election. The Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” means the right of the Corporation to buy back the Stock pursuant to, for example, the Repurchase Option. In the event the Corporation has registered its securities under the Exchange Act. “restriction” with respect to officers, directors and 10% stockholders also means the six-month period after purchase during which such officers, directors and 10% stockholders are subject to suit under Section 16(b) of the Exchange Act. The Employee understands that if such provision is applicable to him, he may elect to be taxed at the time the shares of Stock are purchased rather than when and as the Repurchase Option or six-month Section 16(b) period expires by filing an election under Section 83(b) of the Code with the IRS within thirty (30) days from the date of purchase. Even if the fair market value of the Stock equals the amount paid for the Stock, the election must be made for it to apply. The Employee understands that failure to make this filing timely will result in the recognition of ordinary income by the Employee, as any Repurchase Option lapses, or after the lapse of the six-month Section 16(b) period, on the difference between the Purchase Price and the fair market value of the Stock at the time such restrictions lapse. The Employee further understands that the income tax laws of Employee’s state of residence may contain provisions similar to Section 83.

EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE CORPORATION’S TO FILE TIMELY THE ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(b) AND UNDER ANY CORRESPONDING PROVISIONS OF STATE TAX LAW, EVEN IF EMPLOYEE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE EMPLOYEE’S BEHALF. EMPLOYEE SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THIS PURCHASE RIGHT. IRS RULES AND GUIDANCE MAY CHANGE.

8. Power of Attorney.

(a) In the event that shares of Stock are to be transferred pursuant to this Agreement or any other agreement between the parties, or in the event that the Employee has defaulted under any other agreement with the Corporation, Employee hereby grants and appoints each director of the Corporation, with full power of substitution, as his true and lawful attorney-in-fact, with full power and authority in his name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public or private offices such documents, instruments and conveyances as may be necessary or appropriate to effect exercise of a transfer of Stock. This special power of attorney includes the ability to complete an assignment for the transfer of Stock.

(b) The authority granted by this Section is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of Employee; may be exercised by a signature of any individual acting as attorney-in-fact for Employee; and shall survive the transfer by Employee of the whole or any portion of his Stock.

9. Miscellaneous.

(a) Subject to the provisions and limitations hereof, Employee may, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Corporation in accordance with the any stockholders’ agreement with respect to the Stock issued to Employee but for which the stock certificate is held in the possession of the Corporation.

(b) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to Employee at his address shown on the Corporation’s employment records and to the Corporation at the address of its principal corporate offices (attention: President) or at such other address as such party may designate by ten days’ advance written notice to the other party hereto.

(d) The Corporation may assign its rights and delegate its duties under this Agreement, including paragraph 3 hereof. If any such assignment or delegation requires consent of any state securities authorities, the parties agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer herein set forth or referenced, be binding upon Employee, his heirs, executors, administrators, successors and assigns.

(e) Employee hereby authorizes and directs the Secretary or Transfer Agent of the Corporation to transfer the Stock, as to which the Repurchase Option or any right of first refusal has been duly exercised, from Employee to the Corporation.

(f) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Corporation, or a parent or subsidiary of the Corporation, to terminate Employee’s employment, for any reason, with or without cause.

(g) This Agreement, its interpretation, performance, enforcement or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Illinois (without giving effect to principles of conflict of laws). In connection with any judicial proceeding: (i) the parties consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Cook County, Illinois and the parties waive any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any such court or that such forum is inconvenient; (ii) both parties waive personal service and agree that service of any pleading, notice, complaint, etc. may be served by certified or registered mail by one party to the other party at such other party’s address as set forth herein; and (iii) such service shall be deemed effective as if personally served upon the receiving party at its principal place of business or residence. Nothing herein affects the right to serve process in any other manner permitted by law.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Corporation:		Employee:

GrubHub, Inc.

By:

Name:	M. Maloney	Michael Evans
Its:	CEO

Address: 2211 North Elston		Address:

Suite 400
Chicago, Illinois 60614

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$ 283,742.94	November 3, 2010 Chicago, Illinois

On demand, for value received, Matthew Maloney (the “Maker”), hereby unconditionally promises to pay to GrubHub, Inc., a Delaware corporation (the “Payee”), or order, in lawful money of the United States of America, the sum of          Dollars ($ 283,742.94) or such lesser sum as is indicated on Payee’s records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the per annum rate of four percent (4%) (the “Note Rate”), and at the per annum rate of six percent (6%) (the “Default Rate”), at the Payee’s option, upon the occurrence of any default under this Note, whether or not the Payee elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Payee.

The principal sum and any accrued but unpaid interest hereof shall be due and payable in full on demand but no later than November 3, 2020 (the “Maturity Date”). Interest at the Note Rate in the amount of          Dollars ($ 11,349.72) shall be payable annually until the principal sum is paid in full, which shall be increased to the Default Rate upon notice of default given by Payee to Maker.

As security for repayment of this Note, Maker hereby grants to Payee a security interest in and to Seven Hundred Twenty-Seven Thousand Five Hundred Forty-Six (727,546) shares of Common Stock (the “Collateral”) of GrubHub, Inc. issued to Maker on or about the date hereof (the “Security Interest”), until such time as this Note has been paid in full. Payee may take any action which it deems necessary or appropriate in order to perfect this Security Interest.

Payee agrees that, with respect to seventy-five percent (75%) of the amounts due hereunder (the “Non-Recourse Debt”), Maker shall be liable upon such indebtedness to the full extent (but only to the extent) of Maker’s interest in the Collateral and proceeds therefrom which Maker has pledged to Payee as security for the repayment of this Note. Any judicial proceedings brought by Payee against Maker with respect to the Non-Recourse Debt shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights, benefits and security interests now or at any time hereafter securing the payment of this Note and the satisfaction of the other obligations of Maker under this Note and confirmation of any sale under power of sale. No attachment, execution or other writ of process shall be sought, issued or levied upon any assets properties or funds of Maker other than the Collateral and proceeds therefrom with respect to the liability for the Non-Recourse Debt. In the event of a foreclosure of such liens, security titles, estates, assignments, rights, benefits or security interests securing the payment of this Note or the other obligations of Maker, whether by judicial proceedings or exercise of power of sale, no judgment for any deficiency upon the indebtedness evidenced by this Note shall be sought or obtained by Payee against Maker with respect to the Non-Recourse Debt.

Maker acknowledges that he shall be liable upon the indebtedness evidenced by this Note with respect to twenty-five percent (25%) of the amounts due hereunder (the “Recourse Debt.”)

Maker agrees that Payee shall possess the right of offset to the extent that the Payee may apply any bonus amounts due by Payee to Maker to pay any amounts due under this Note by Maker to Payee.

Maker shall make all payments hereunder to Payee in lawful money off the United States and in immediately available funds.

The Maturity Date of this Note may be accelerated by Payee in the event Maker is in breach or default of any of the terms, conditions or covenants hereof. In the event that payment hereunder is not made when due, interest shall thereupon commence on amounts unpaid hereunder at the Default Rate. Upon cure of such payment default, the Note Rate shall then resume in effect.

Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker. Maker agrees to pay to Payee all expenses and costs incurred (including, without limitation, reasonable attorneys’ fees) in connection with the enforcement of the provisions of this Promissory Note. This Promissory Note shall be governed by the internal laws of the State of Illinois.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed as of the date first written above.

Michael Evans

ACKNOWLEDGED:

GRUBHUB, INC.

By:

Name:	M. Maloney
Its:	CEO

EXHIBIT B

REPURCHASE SCHEDULE

Repurchase Option Period	Number of Repurchase Shares
November 3, 2010 – November 2, 2011	727,546 shares
November 3, 2011 – February 2, 2012	545,659 shares
February 3, 2012 – May 2, 2012	500,188 shares
May 3, 2012 – August 2, 2012	454,717 shares
August 3, 2012 – November 2, 2012	409,246 shares
November 3, 2012 – February 2, 2013	363,775 shares
February 3, 2013 – May 2, 2013	318,304 shares
May 3, 2013 – August 2, 2013	272,833 shares
August 3, 2013 – November 2, 2013	227,362 shares
November 3, 2013 – February 2, 2014	181,891 shares
February 3, 2014 – May 2, 2014	136,430 shares
May 3, 2014 – August 2, 2014	90,949 shares
August 3, 2013 – November 2, 2014	45,478 shares
November 3, 2014 and thereafter	0 shares